Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Transocean Ltd.’s Post-Effective Amendment No. 4 to the Registration Statement (Form S-8 to Form S-4 No. 333-46374) pertaining to the:

(1)	R&B Falcon Corporation 1999 Employee Long-Term Incentive Plan,

(2)	R&B Falcon Corporation 1999 Director Long-Term Incentive Plan,

(3)	R&B Falcon Corporation 1998 Employee Long-Term Incentive Plan,

(4)	R&B Falcon Corporation 1998 Director Long-Term Incentive Plan, and

(5)	Reading & Bates Corporation 1997 Long-Term Incentive Plan;

of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Transocean Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Transocean Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
December 18, 2008